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                                                                     EXHIBIT 12

Statement re: Computation of Ratio of Earnings to Fixed Charges
Quaker State Corporation and Subsidiaries
For the Years Ended December 31, 1997, 1996 and 1995
(in thousands)


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

                                                       1997       1996       1995
------------------------------------------------------------------------------------

Interest expense                                     $ 26,913    $ 12,609   $  7,178
Interest factor of rental expense (1)
                                                       11,586       9,120      8,311
                                                  ----------------------------------

Total fixed charges                                  $ 38,499    $ 21,729   $ 15,489
====================================================================================

Income from continuing operations
  before income taxes                                $(11,389)   $ 17,551   $ (5,723)
Fixed charges                                          38,499      21,729     15,489
                                                  ----------------------------------

Total earnings                                       $ 27,110    $ 39,280   $  9,766
====================================================================================

Ratio of earnings to fixed charges                        0.7         1.8        0.6
====================================================================================

(1) Interest factor of rental expense computed based on: (a) average interest factor from a sample of leases for operations representing in excess of 50% of rentals from continuing operations, and (b) one-third factor of rentals for other operations.

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